Filed Pursuant to Rule 424(b)(2)
Registration No. 333-171806
1,847,223 Units $10 principal amount per unit CUSIP No. 78008Q506	Pricing Date Settlement Date Maturity Date	February 6, 2013 February 12, 2013 February 28, 2014

Coupon Bearing Notes Linked to the Common Stock of MetLife, Inc.

•	Maturity of approximately one year

•	Interest payable quarterly at the rate of 6.50% per year

•	No participation in any increase in the price of the Underlying Stock, and the Redemption Amount at maturity will not exceed the Original Offering Price per unit

•	1-to-1 downside exposure to decreases in the Underlying Stock beyond a 5.35% decline, with up to 94.65% of your principal at risk

•	All payments on the notes subject to the credit risk of Royal Bank of Canada

•	Limited secondary market liquidity, with no exchange listing

•
The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs.  See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-7 of product supplement CBN-1.

The estimated initial value of the notes at the time the terms of the notes were set is less than the public offering price.  See “Summary” on the following page, “Risk Factors” on page TS-6 of this term sheet and “Structuring the Notes” on page TS-8 of this term sheet for additional information.  The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete.  Any representation to the contrary is a criminal offense.
_________________________

	Per Unit	Total

Public offering price(1)	$10.000	$18,472,230.00

Underwriting discount	$0.175	$323,264.02

Proceeds, before expenses, to RBC	$9.825	$18,148,965.98

(1)	Plus accrued interest from the scheduled settlement date, if settlement occurs after that date.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.
February 6, 2013

Coupon Bearing Notes
Linked to the Common Stock of MetLife, Inc., due February 28, 2014

Summary

The Coupon Bearing Notes Linked to the Common Stock of MetLife, Inc., due February 28, 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC. The notes provide quarterly interest payments. If the Ending Value of the Market Measure, which is the common stock of MetLife, Inc. (the “Underlying Stock”), is at or above the Threshold Value, the Redemption Amount will equal the principal amount.  If the Ending Value is less than the Threshold Value, the Redemption Amount will be less, and possibly significantly less, than the principal amount of your notes. The amount you receive at maturity will be calculated based on the $10 Original Offering Price per unit and the performance of the Underlying Stock. See “Terms of the Notes” below.

Payments on the notes depend on our credit risk and on the performance of the Underlying Stock.  The economic terms of the notes (including the Threshold Value) are based on the rate we would pay to borrow funds through the issuance of market-linked notes and the terms of certain related hedging arrangements.  The implied borrowing rate for market-linked notes is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities.  This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the estimated initial value of the notes.

Due to these factors, the public offering price you pay to purchase the notes is greater than the estimated initial value of the notes determined immediately at the time the terms of the notes were set. This estimated initial value is $9.74 per unit.  For more information about the estimated initial value and the structuring of the notes, see "Structuring the Notes” on page TS-8.

Terms of the Notes		Redemption Amount Determination
Issuer:	Royal Bank of Canada (“RBC”)	In addition to interest payable, on the maturity date, you will receive a cash payment per unit determined as follows:
Original Offering Price:	$10 per unit
Term:	Approximately one year
Underlying Stock:	Common stock of MetLife, Inc. (the “Underlying Company”) (NYSE symbol: MET)
Starting Value:	37.36 (the Volume Weighted Average Price on the pricing date).
Volume Weighted Average Price:
The volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges.

Ending Value:
The Closing Market Price of the Underlying Stock on the valuation date, multiplied by the Price Multiplier. The valuation date is subject to postponement in the event of Market Disruption Events, as described beginning on page S-18 of product supplement CBN-1.

Valuation Date:	February 21, 2014
Interest Rate:	6.50% per year
Interest Payment Dates:	Quarterly, on May 31, 2013, August 31, 2013, November 30, 2013 and the maturity date
Threshold Value:	35.36 (94.65% of the Starting Value)
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-8.
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page S-21 of product supplement CBN-1.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).

Coupon Bearing Notes

Coupon Bearing Notes
Linked to the Common Stock of MetLife, Inc., due February 28, 2014

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement CBN-1 dated October 12, 2012:
http://www.sec.gov/Archives/edgar/data/1000275/000121465912004510/f1011121424b5.htm

▪	Series E MTN prospectus supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

▪	Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement CBN-1.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.

Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪     You anticipate that the Ending Value will be greater than or equal to the Threshold Value.

▪     You seek interest payments on your investment.

▪     You accept that the maximum return on the notes is limited to the sum of the quarterly interest payments, and that you will not participate in any increases in the price of the Underlying Stock.

▪     You accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.

▪     You are willing to forgo dividends or other benefits of owning shares of the Underlying Stock.

▪     You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and the fees and charges on the notes.

▪     You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪     You anticipate that the Ending Value will be less than the Threshold Value.

▪     You anticipate that the price of the Underlying Stock will increase substantially and seek to participate in that increase.

▪     You seek 100% principal protection or preservation of capital.

▪     In addition to interest payments, you seek an additional return above the principal amount.

▪     You seek to receive dividends or other distributions paid on the Underlying Stock.

▪     You seek an investment for which there will be a liquid secondary market.

▪     You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Coupon Bearing Notes

Coupon Bearing Notes
Linked to the Common Stock of MetLife, Inc., due February 28, 2014

Hypothetical Payments at Maturity

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical payments on the notes. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Ending Value, and term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a Starting Value of 100;

2)	a Threshold Value of 94.65;

3)	the term of the notes from February 12, 2013 to February 28, 2014; and

4)	the interest rate of 6.50% per year.

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only.  The actual Starting Value is 37.36, which was the Volume Weighted Average Price of the Underlying Stock on the pricing date.  For recent actual prices of the Underlying Stock, see “The Underlying Stock” section below.  In addition, all payments on the notes are subject to issuer credit risk.

Example 1

The Ending Value is 115 (115% of the Starting Value)

The Ending Value is greater than the Starting Value and the Threshold Value. Consequently, in addition to the quarterly interest payments, you will receive the principal amount of $10.00 on the maturity date. You will not participate in the increase of the value of the Underlying Stock.

Example 2

The Ending Value is 98 (98% of the Starting Value)

The Ending Value is less than the Starting Value but greater than the Threshold Value. Consequently, in addition to the quarterly interest payments, you will receive the principal amount of $10.00 on the maturity date.

Example 3

The Ending Value is 70 (70% of the Starting Value)

The Ending Value is less than the Starting Value and the Threshold Value. Consequently, you will receive the quarterly interest payments, however, you will also participate on a 1-for-1 basis in the decrease in the price of the Underlying Stock below the Threshold Value. The Redemption Amount per unit will equal:

On the maturity date, you will receive the Redemption Amount per unit of $7.535.

Coupon Bearing Notes

Coupon Bearing Notes
Linked to the Common Stock of MetLife, Inc., due February 28, 2014

Summary of the Hypothetical Examples

	Example 1	Example 2	Example 3
	The Ending Value is greater than or equal to the Starting Value and the Threshold Value	The Ending Value is less than the Starting Value but greater than or equal to the Threshold Value	The Ending Value is less than the Starting Value and the Threshold Value
Starting Value	100.00	100.00	100.00
Ending Value	115.00	98.00	70.00
Threshold Value	94.65	94.65	94.65
Interest Rate (per year)	6.50%	6.50%	6.50%
Redemption Amount per Unit	$10.00	$10.00	$7.535
Total Return of the Underlying Stock (1)	17.06%	0.06%	-27.94%
Total Return on the Notes (2)	6.79%	6.79%	-17.86%

(1)	The total return of the Underlying Stock assumes:

(a)	the percentage change in the price of the Underlying Stock from the Starting Value to the Ending Value;

(b)	a constant dividend yield of 1.97% per year; and

(c)	no transaction fees or expenses.

(2)	The total return on the notes includes interest paid on the notes from February 12, 2013 to February 28, 2014.

Coupon Bearing Notes

Coupon Bearing Notes
Linked to the Common Stock of MetLife, Inc., due February 28, 2014

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-7 of product supplement CBN-1, page 1 of the MTN prospectus supplement, and page 1 of the prospectus identified above under “Summary”. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Underlying Stock as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield you could earn by owning a conventional debt security of comparable maturity.

▪
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.  If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	You will not participate in any increase in the price of the Underlying Stock.

▪
Your investment return, if any, is limited to the return represented by the periodic interest payments over the term of the notes, and may be less than a comparable investment directly in the Underlying Stock.

▪
The public offering price you pay for the notes exceeds their estimated initial value. The estimated initial value of the notes is an estimate only, calculated to reflect the costs and charges included in the notes and the implied borrowing rate at the time the terms of the notes were set, and is provided for informational purposes only. The estimated initial value does not represent a minimum price at which we, MLPF&S or any of its affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.

▪
A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪
If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their estimated initial value.  This is due to, among other things, changes in the price of the Underlying Stock, the implied borrowing rate we pay to issue market-linked notes, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-8. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪
Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of the Underlying Stock), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪
The Underlying Company will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.

▪
While we, MLPF&S or our respective affiliates may from time to time own shares of the Underlying Company, we, MLPF&S and our respective affiliates do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪
The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock.  See “Description of the Notes—Anti-Dilution Adjustments” beginning on page S-21 of product supplement CBN-1.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-29 of product supplement CBN-1.

Coupon Bearing Notes

Coupon Bearing Notes
Linked to the Common Stock of MetLife, Inc., due February 28, 2014

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. We have not independently verified the accuracy or completeness of the following information. MetLife, Inc. provides individual insurance, employee benefits and financial services with operations throughout the United States and the regions of Latin America, Europe, and Asia Pacific. The company's products include life insurance, annuities, automobile and homeowners insurance, retail banking and other financial services to individuals as well as group insurance.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to SEC CIK number 1099219.

This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. None of us, MLPF&S, or any of our respective affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, MLPF&S, or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. None of us, MLPF&S, or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes.  The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.

The Underlying Stock trades on the New York Stock Exchange under the symbol “MET.”

Historical Data

The following table shows the quarterly high and low Closing Market Prices of the shares of the Underlying Stock on its primary exchange from the first quarter of 2008 through the pricing date. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

		High ($)	Low ($)
2008	First Quarter	61.47	54.62
	Second Quarter	62.88	52.77
	Third Quarter	63.00	43.75
	Fourth Quarter	48.15	16.48

2009	First Quarter	35.97	12.10
	Second Quarter	35.50	23.43
	Third Quarter	40.83	26.90
	Fourth Quarter	38.35	33.22

2010	First Quarter	43.34	33.64
	Second Quarter	47.10	37.76
	Third Quarter	42.73	36.49
	Fourth Quarter	44.92	37.74

2011	First Quarter	48.64	42.28
	Second Quarter	46.79	39.24
	Third Quarter	44.38	26.82
	Fourth Quarter	36.82	26.60

2012	First Quarter	39.46	32.04
	Second Quarter	38.00	27.82
	Third Quarter	36.25	28.64
	Fourth Quarter	37.11	30.91

2013	First Quarter (through the pricing date)	38.20	35.10

This historical data on the Underlying Stock is not necessarily indicative of the future performance of the Underlying Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Stock during any period set forth above is not an indication that the price per share of the Underlying Stock is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Stock.

Coupon Bearing Notes

Coupon Bearing Notes
Linked to the Common Stock of MetLife, Inc., due February 28, 2014

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange.  In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do.  That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, our creditworthiness and transaction costs.  At certain times, this price may be higher than or lower than the estimated initial value of the notes. For a short initial period after the issuance of the notes, at MLPF&S’s discretion, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to their estimated initial value. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price, or at a price that exceeds their estimated initial value.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups.  MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering.  Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Stock.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security and is generally lower by an amount ranging from 0.05% to 0.25% per annum (equivalent to $0.01 to $0.03 per unit) at the time we commence the offering of our market-linked notes.  This generally relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the estimated initial value of the notes at the time the terms of the notes were set being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Stock and the $10 per unit Original Offering Price.  In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Stock, the tenor of the note and the tenor of the hedging arrangements.  The economic terms of the notes depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by the hedge providers.

The lower implied borrowing rate, the underwriting discount and the hedging-related costs and charges, reduce the economic terms of the notes to you and result in the estimated initial value for the notes (estimated at the time the terms of the notes were set) being less than the public offering price for the notes.  For further information, see "Risk Factors—General Risks Relating to the Notes” beginning on page S-7 and “Use of Proceeds and Hedging” on page S-16 of product supplement CBN-1.

Coupon Bearing Notes

Coupon Bearing Notes
Linked to the Common Stock of MetLife, Inc., due February 28, 2014

Summary of Canadian Federal Income Tax Consequences

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest on a note (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Underlying Stock is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the product supplement dated October 12, 2012, the section entitled “Certain Income Tax Consequences” in the prospectus supplement dated January 28, 2011, and the section entitled “Tax Consequences” in the prospectus dated January 28, 2011.

Summary of U.S. Federal Income Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as an income-bearing pre-paid cash settled derivative contract linked to the Underlying Stock.

▪
Under this characterization and tax treatment of the notes, we intend to take the position that the stated periodic interest payments constitute taxable ordinary income to a U.S. Holder (as defined beginning on page S-30 of product supplement CBN-1) at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting. Upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity (other than amounts representing accrued stated periodic interest payments), a U.S. Holder generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.

▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

▪
Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-34 of product supplement CBN-1), will generally apply to payments made after December 31, 2013.  However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-29 of product supplement CBN-1.

Coupon Bearing Notes

Coupon Bearing Notes
Linked to the Common Stock of MetLife, Inc., due February 28, 2014

Validity of the Notes

In the opinion of Norton Rose Canada LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the product supplement, the prospectus supplement, and the prospectus, the notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.

Terms Incorporated in Master Global Security

The terms appearing under the captions “Summary—Terms of the Notes” and “Summary—Redemption Amount Determination” on page TS-2 above, the pricing date, settlement date and maturity date appearing on the cover page, and the applicable terms included in the documents listed under “Summary” on page TS-2 are incorporated into the master global security that represents the notes and is held by The Depository Trust Company.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Income Market-Linked Investment or guarantee any performance.

Enhanced Income Market-Linked Investments are short- to medium-term market-linked notes that offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both.  In exchange for receiving current income, you will generally forfeit upside potential on the linked asset.  Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Coupon Bearing Notes